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                                                                    Exhibit 10.2
                       RESEARCH AND DEVELOPMENT AGREEMENT

     This Research and Development Agreement (the "Agreement") is made as of the 31st day of March, 1998 by and between BioChem Pharma Inc., a Canadian corporation ("BioChem"), and CliniChem Development Inc., a Canadian corporation ("CliniChem").

                                    RECITALS

     A. CliniChem has been formed for the purpose of (i) conducting research and development of potential human therapeutic products primarily for the treatment of cancer and HIV infection and vaccine products for the prevention of certain infectious diseases, including products using BioChem Technology (as defined below), and (ii) commercializing such products.

     B. BioChem is engaged in the research, development and marketing of therapeutic products and the research, development, manufacturing and marketing of vaccine and diagnostic products for a wide range of infectious and other diseases.

     C. BioChem and certain BioChem Affiliates have granted CliniChem a license to use BioChem Technology (as defined below) solely for the purposes set forth herein and in the Technology License Agreement and the Product Option Agreement (each as defined below).

     D. CliniChem desires to engage BioChem to perform, on behalf of CliniChem, research and development and related activities in connection with the CliniChem Programs (as defined below).

     NOW, THEREFORE, in consideration of the various premises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS.

     For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     1.1 "Acquired Product" shall mean any product for which BioChem or a BioChem Affiliate has exercised the Product Option granted pursuant to the Product Option Agreement.

     1.2 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of shares to which are attached more than fifty percent (50%) of the votes that may be cast for the election of directors in the case of a corporation,
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and at least fifty percent (50%) of the interests in profits in the case of a business entity other than a corporation. BioChem and CliniChem shall not be considered Affiliates of each other.

     1.3 "Available Funds" shall mean, as of any date of determination, all of the funds contributed or paid to CliniChem by BioChem or a BioChem Affiliate, plus any investment income earned thereon, less (a) the aggregate amount of all Research and Development Costs paid or incurred by CliniChem as of such date,
(b) CliniChem's aggregate reasonable ongoing administrative expenses and income taxes paid (less income taxes refunded) or incurred as of such date, (c) the aggregate amount of all Technology Fee payments paid or incurred by CliniChem as of such date and (d) the aggregate amount of all payments paid or incurred by CliniChem under the Services Agreement.

     1.4 "BioChem Technology" shall mean those Proprietary Rights licensed and/or sublicensed by BioChem and/or a BioChem Affiliate to CliniChem pursuant to the Technology License Agreement.

     1.5 "CliniChem Product" shall mean any human therapeutic or vaccine product developed according to the terms of this Agreement and pursuant to the CliniChem Programs in the applicable Fields of Use.

     1.6 "CliniChem Programs" shall mean any of the therapeutic and vaccine product development programs listed in Exhibit A in the applicable Fields of Use indicated in such Exhibit A, and any additional or modified development programs recommended by BioChem and accepted by CliniChem's Board of Directors for development pursuant to this Agreement.

     1.7 "Confidential Information" shall mean all information received by one party with respect to the research, intellectual property or business of the other and it shall include, without limiting the generality of the foregoing, the BioChem Technology, all documents, data and other technical information, such as know-how, formulae, processes, models, manufacturing techniques, research projects, information management systems and software as well as information relating to the management and financial affairs of such party, such as figures relating to profits, markets, sales, business, marketing and development plans, client lists, supplier lists and information of a similar nature.

     1.8 "Developed Technology" shall mean Proprietary Rights that (a) are first generated, conceived or reduced to practice, as the case may be, by BioChem, a BioChem Affiliate or by any third party in the course of performing activities undertaken pursuant to this Agreement or (b) are acquired from a third party by BioChem or a BioChem Affiliate during the term of this Agreement for use, in whole or in part, in the conduct of the CliniChem Programs or the commercialization of the CliniChem Products.

     1.9 "Development Assets" shall mean any clinical supplies, materials and other tangible assets purchased, manufactured or developed for use in any CliniChem Program pursuant to approved Work Plans.

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     1.10 "Distribution" shall mean the distribution by BioChem as a dividend-in-kind of all of the issued and outstanding Class A Common Shares in the share capital of CliniChem to the holders of record of Common Shares of BioChem on the date selected as of the record date by the Board of Directors of BioChem.

     1.11 "Distribution Agreement" shall mean the Distribution Agreement dated as of the date hereof by and between BioChem and CliniChem, as amended from time to time.

     1.12 "Distribution Date" shall mean the proposed date of effecting the Distribution.

     1.13 "FDA" shall mean the United States Food and Drug Administration or any successor agency whose clearance is necessary to market a CliniChem Product in the United States.

     1.14 "Field of Use" shall mean the treatment of a particular disease or, in the case of a vaccine, vaccination against a particular bacterium. The applicable Field of Use for each CliniChem Program is set forth in Exhibit A.

     1.15 "Major Market Country" shall mean any one of the following countries: Canada, France, Germany, Italy, Japan, the United Kingdom, or the United States.

     1.16 "Product Option" shall mean the option granted to BioChem and certain BioChem Affiliates pursuant to the Product Option Agreement.

     1.17 "Product Option Agreement" shall mean the Product Option Agreement dated as of the date hereof by and between BioChem, certain BioChem Affiliates and CliniChem, as amended from time to time.

     1.18 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications claiming any of the foregoing, owned by, licensed to or controlled by a person and which such person has the right to license or sublicense without the consent of any third party and without incurring additional liability to any third party. Proprietary Rights shall not include trademarks or copyrights.

     1.19 "Purchase Option" shall mean that certain option contained in the Articles of Incorporation of CliniChem, as amended or restated from time to time, pursuant to which BioChem (as the holder of the majority of the outstanding Class B Common Shares in the share capital of CliniChem) has the right to acquire all (but not less than all) of the outstanding Class A Common Shares in the share capital of CliniChem.

     1.20 "Research and Development Costs" shall mean the fully-burdened cost of activities undertaken pursuant to this Agreement plus five percent (5%) of such costs, including research expenses, general and administrative expenses, capital asset costs, costs for licenses or acquisition of technology, products or therapeutic agents from third parties for the CliniChem Programs and costs of third-party collaborations or contract research undertaken for the CliniChem Programs, determined in accordance with Exhibit B hereto.

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     1.21 "Services Agreement" shall mean the Services Agreement dated as of the date hereof by and between BioChem and CliniChem, as amended from time to time.

     1.22 "Technology Fee" shall mean those payments to be made by CliniChem to BioChem or a BioChem Affiliate pursuant to the Technology License Agreement.

     1.23 "Technology License Agreement" shall mean the Technology License Agreement dated as of the date hereof by and between BioChem, certain BioChem Affiliates and CliniChem, as amended from time to time.

     1.24 "Work Plan" shall mean a work plan for research and development under a CliniChem Program, including cost estimates.

2.   DEVELOPMENT SERVICES.

     2.1 ENGAGEMENT OF BIOCHEM. CliniChem hereby engages BioChem to perform or cause to be performed research, development and related activities in connection with the CliniChem Programs in accordance with the Work Plans accepted pursuant to Section 2.3, and to undertake such other activities as the parties may agree, and BioChem hereby accepts such engagement.

     2.2 PRODUCT DEVELOPMENT -- BIOCHEM OBLIGATIONS. BioChem shall diligently perform or cause to be performed those activities necessary to execute the Work Plans accepted by CliniChem pursuant to Section 2.3, as amended from time to time. In connection therewith, BioChem shall make available such of its scientific and other personnel, and shall take such steps as it deems reasonably necessary in order to perform its obligations in accordance with the terms hereof, but BioChem is not obligated to devote any specific amount of time or resources to activities hereunder. BioChem shall have full discretion to determine from time to time the allocation of resources of BioChem (facilities, equipment and personnel) to be made available for activities hereunder, and to determine from time to time the allocation of resources of BioChem among such activities. CliniChem understands, acknowledges and agrees that BioChem may devote substantial time and resources to research and development activities for other persons and for its own account, and as a result, BioChem may develop and commercialize, or have commercialized, products competitive with CliniChem Products.

     2.3  WORK PLANS; MEDIATION OF DISPUTES.

          (a) Throughout the term of this Agreement, BioChem shall propose Work Plans for the CliniChem Programs and CliniChem shall have the right to approve or reject all or any portion of a proposed Work Plan. In the event of rejection, in whole or in part, of a Work Plan, CliniChem shall cooperate with BioChem in order to establish Work Plans that are in conformity with BioChem's obligations pursuant to pre-existing agreements with third parties and reasonably acceptable to both parties as soon as practicable. Prior to the first board meeting of the Board of Directors of CliniChem, BioChem shall provide CliniChem with a proposed Work Plan and a lifetime plan for continued development under each of the initial CliniChem Programs.

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The Board of Directors of CliniChem shall notify BioChem in writing of its acceptance (in whole or in part) or rejection (in whole or in part) thereof.

          (b) The parties understand and acknowledge that it is difficult to predict accurately the activities that will be necessary to execute any Work Plan, including the Research and Development Costs thereof, and that significant uncertainties exist in any product development effort. CliniChem and BioChem shall cooperate in good faith to devise mutually acceptable Work Plans for the CliniChem Programs. BioChem and CliniChem shall review each such Work Plan from time to time, and in any event no less often than at the end of each stage of research and development, and shall revise each Work Plan as appropriate such that each Work Plan remains a best estimate of the work to be performed to complete the development objectives identified therein and of the Research and Development Costs thereunder. The parties may also mutually determine to discontinue any and all Work Plans with respect to a CliniChem Program.

     Except as set forth in Section 2.3(c), CliniChem shall not be obligated to pay Research and Development Costs in excess of those provided for in approved Work Plans, and BioChem shall not be obligated to perform work which would result in Research and Development Costs exceeding those in approved Work Plans.

          (c) The parties recognize that BONA FIDE disputes may arise from time to time in connection with devising mutually-acceptable Work Plans for the CliniChem Programs. If CliniChem's Board of Directors accepts or rejects a Work Plan in part, BioChem may either (i) perform the activities under the Work Plan as approved by CliniChem or (ii) propose a modified Work Plan to CliniChem for approval. Notwithstanding the foregoing, in the event CliniChem's Board of Directors rejects in whole or in substantial part three consecutive Work Plans proposed by BioChem with respect to a particular CliniChem Program, BioChem and CliniChem shall resolve the dispute in accordance with the provisions of Section
12.3 of this Agreement. Prior to the resolution of any such dispute, BioChem shall have the right to perform the work specified under its most recently proposed Work Plan and CliniChem shall be obligated to pay the Research and Development Costs incurred in connection therewith.

     2.4 CONSULTATION. CliniChem's Board of Directors shall consult with BioChem and shall review with BioChem from time to time BioChem's ongoing activities on behalf of CliniChem and the progress toward completion of the activities under the Work Plans for each CliniChem Program, including without limitation, the status in each country for each CliniChem Product for which marketing clearance is being sought.

     2.5 THIRD PARTY RIGHTS. Subject to the terms and conditions of this Agreement, BioChem shall have discretion to attempt to obtain any Proprietary Rights from any third party that BioChem reasonably determines to be necessary or useful to conduct any CliniChem Program or related activities pursuant to any approved Work Plan. In addition, BioChem shall have the right to conduct its research and development activities under this Agreement in connection with the CliniChem Programs with BioChem Affiliates and third parties, including entering into, on CliniChem's behalf, research and development agreements. Proprietary Rights acquired by or licensed to BioChem as a result of the foregoing shall be included in the Developed Technology. The costs of obtaining any

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such Proprietary Rights or conducting such research and development activities shall be included in the calculation of Research and Development Costs paid by CliniChem pursuant to this Agreement.

     2.6 DEVELOPMENT ASSETS. BioChem shall own and have the right to use any Development Assets.

     2.7 NO USE OF AVAILABLE FUNDS. After such time as the Product Option for a CliniChem Product in a country expires unexercised as to such country, no additional Available Funds shall be expended for the research or development of such CliniChem Product for sale in such country without the consent of the Board of Directors of CliniChem.

     2.8 NOTICES. BioChem shall notify CliniChem within five (5) business days after BioChem receives notice of clearance to market any CliniChem Product in any country. BioChem shall promptly notify CliniChem of the first commercial sale of any CliniChem Product or Developed Technology Product in any country.

3.   PAYMENT FOR SERVICES; TIMING OF PAYMENTS.

     3.1 PAYMENT OF RESEARCH AND DEVELOPMENT COSTS. In consideration of the work to be carried out by BioChem hereunder, CliniChem shall make payments to BioChem or its Affiliates for all Research and Development Costs incurred by BioChem or its Affiliates in accordance with accepted Work Plans up to the maximum amount of Available Funds. CliniChem shall also make payments to BioChem for Research and Development Costs with respect to the initial CliniChem Programs which are incurred from January 1, 1998 through the date of the Distribution, in accordance with the CliniChem approved Work Plans therefor in effect as of the date hereof.

     3.2 TIMING OF PAYMENTS. CliniChem shall pay to BioChem monthly, in arrears, all such Research and Development Costs incurred by BioChem and its Affiliates during the preceding calendar month, within ten (10) days after BioChem's invoice therefor.

     3.3 SUFFICIENCY OF FUNDS. Neither CliniChem nor BioChem makes any warranty, express or implied, that the Available Funds will be sufficient to complete the development under any or all of the CliniChem Programs or the other activities contemplated hereunder.

     3.4 LATE PAYMENTS. Any payments due hereunder that are not made when due shall accrue interest at the lesser of ten percent (10%) per annum or the maximum rate as may be allowed by law, beginning on the date when BioChem notifies CliniChem that such payments are overdue.

4.   REPORTS AND RECORDS.

     4.1 RESEARCH AND DEVELOPMENT PROGRAM REPORTS. Within forty-five (45) days after the end of each calendar quarter, BioChem shall provide to CliniChem a report setting forth (a) a summary of the work performed hereunder by BioChem and its employees and agents during such

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quarter; and (b) the total Research and Development Costs of such activities during such quarter and cumulatively to date, for each Work Plan.


     4.2 AVAILABLE FUNDS STATEMENT. Within a reasonable time after the end of each calendar quarter, CliniChem shall provide to BioChem a statement setting forth, as of the end of such quarter, the Available Funds remaining.

     4.3 RECORDS; REVIEW BY AUDITORS. Each of CliniChem and BioChem shall keep and maintain, in accordance with Canadian generally accepted accounting principles, proper and complete records and books of account documenting all Research and Development Costs, in the case of BioChem, and remaining Available Funds, in the case of CliniChem. Each of CliniChem and BioChem shall have the right, once in each calendar year during regular business hours and upon reasonable notice to the other party, and at its own expense, to examine or to have examined by its auditors, pertinent books and records of one another, for the sole purpose of determining the correctness of amounts invoiced, paid or due under this Agreement and the application of the Available Funds by CliniChem. Such examination shall take place not later than two (2) years following the year in question, and only one examination may take place with respect to any period as to which such books and records are examined.

5.   TECHNOLOGY LICENSED FOR DEVELOPMENT.

     5.1 LICENSE TO USE BIOCHEM TECHNOLOGY. CliniChem hereby grants to BioChem a sublicense (with the right to grant further sublicenses as necessary) to use the BioChem Technology solely for the purpose of conducting the activities contemplated hereunder (to the extent such license is necessary for the conduct of such activities under applicable law).

     5.2 TERMINATION OF LICENSE. Termination of the license granted to CliniChem under the Technology License Agreement shall automatically terminate any sublicense of the BioChem Technology granted pursuant to Section 5.1.

6.   OWNERSHIP OF TECHNOLOGY.

     6.1 OWNERSHIP OF DEVELOPED TECHNOLOGY. Unless BioChem and CliniChem agree otherwise and except as set forth in Section 2.2 of the Technology License Agreement, all Developed Technology shall be owned by BioChem or a BioChem Affiliate (as determined by BioChem in its sole discretion) and exclusively licensed to CliniChem on a worldwide basis with the right to sublicense subject to the terms and conditions of the Technology License Agreement, subject to the Product Option and limited to the applicable Field of Use.

     6.2 PATENTS COVERING DEVELOPED TECHNOLOGY. BioChem shall determine whether and to what extent to seek and maintain patents covering any Developed Technology. Any such patents and applications therefor shall be owned by BioChem or a BioChem Affiliate. In the event that BioChem declines to seek patent protection for any Developed Technology, CliniChem shall not have the right to do so. BioChem or a BioChem Affiliate shall pay all of the costs of obtaining and maintaining any such patents during the term of this Agreement.

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7.   ACCESS TO INFORMATION; CONFIDENTIALITY.

     7.1 ACCESS. Subject to the terms of this Agreement, each party shall be permitted access to the premises of the other during normal business hours, solely for the purpose of monitoring the progress of activities under this Agreement. Each party shall keep records and notebooks documenting the experiments performed during its work under this Agreement and the results thereof. Such documentation shall be available during normal business hours for inspection by the other party. In addition, each party shall provide to the other such other information relating to the activities carried out under this Agreement as reasonably may be requested.

     7.2 THIRD PARTIES. BioChem shall use reasonable efforts to obtain from each third party engaged pursuant to Section 2.5 access similar to that to be provided pursuant to Section 7.1, for the benefit of both CliniChem and BioChem.

     7.3 CONFIDENTIALITY. During the term of this Agreement and for a period of ten (10) years following its termination, each party shall maintain in confidence all Proprietary Rights and any Confidential Information of the other; provided, however, that nothing contained herein shall prevent either party from disclosing any Proprietary Rights or any Confidential Information to the extent that such Proprietary Rights or Confidential Information (a) are required to be disclosed in connection with conducting the CliniChem Programs, securing necessary governmental authorization for the marketing of CliniChem Products, or directly or indirectly making, using or selling CliniChem Products, as permitted or provided for in the agreements between the parties, (b) are required to be disclosed by law for the purpose of complying with governmental regulations, (c) are disclosed to sublicensees, distributors or marketing partners or potential sublicensees, distributors or marketing partners permitted under the agreements between the parties in connection with the proposed or actual research, development, manufacturing or marketing of CliniChem Products, subject to similar obligations of confidentiality on the part of such third parties as required by the agreements between the parties, (d) are lawfully disclosed to the recipient by a third party having the right to disclose such information to the recipient, or (e) either before or after the time of disclosure to the recipient, become known to the public other than by an unauthorized act or omission of the recipient or any of the recipient's employees or agents; provided further that, CliniChem may disclose BioChem Proprietary Rights or Confidential Information to third parties only in accordance with the provisions of this Section 7.3 and Section 8.1 hereof and in accordance with the provisions of the Technology License Agreement. The obligations of each of the parties pursuant to this Section 7.3 shall survive the termination of this Agreement for any reason. Any breach of this Section 7.3 may result in irreparable harm, and in the event of a breach, the aggrieved party shall be entitled to seek injunctive relief (without the need to post a bond) in addition to any other remedies available at law or in equity.

8.   PUBLIC DISCLOSURE.

     8.1 PUBLIC DISCLOSURE. The parties will work together with respect to public statements disclosing the status of and results under the CliniChem Programs and related matters. Except to the extent previously disclosed pursuant to the terms hereof, neither party shall disclose to third parties nor originate any publicity, news release or public announcement, written or oral, whether

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
to the public, the press, stockholders or otherwise, referring to activities conducted, or the parties' performance under, this Agreement, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including Canadian and United States securities laws, rules or regulations, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

9.   COVENANTS

     9.1 USE OF AVAILABLE FUNDS. Unless BioChem agrees otherwise, CliniChem agrees to expend the Available Funds only for activities undertaken pursuant to this Agreement, including the payments of fees to consultants or advisors in connection with the CliniChem Programs, and for payments due to BioChem or a BioChem Affiliate under this Agreement, the Technology License Agreement and the Services Agreement. Pending application of all Available Funds as set forth above, Available Funds shall be invested in interest-bearing, investment-grade securities.

     9.2 NEGATIVE PLEDGE. CliniChem shall not create, incur, assume or suffer to exist any lien upon or with respect to, or otherwise take any action with respect to, the Available Funds so as to prevent or interfere with full expenditure of such funds for activities under this Agreement in accordance with
Section 9.1.

     9.3  NO INCONSISTENT AGREEMENTS.  Without the written consent of
BioChem, CliniChem shall not enter into any agreement or arrangement that is in any way inconsistent with or that could adversely affect BioChem Technology or BioChem's rights under any agreement between BioChem and CliniChem, or that is in any way inconsistent with or that could adversely affect BioChem's rights as holder of the Class B Common Shares of CliniChem. CliniChem must include in any agreement between CliniChem and a third party relating to CliniChem Products and/or activities hereunder such provisions as BioChem reasonably deems appropriate to protect BioChem Technology and to protect BioChem's rights under any agreement between BioChem and CliniChem and as a holder of the Class B Common Shares of CliniChem (including BioChem's and certain BioChem Affiliates' rights under the Purchase Option).

10.  TERM AND TERMINATION.

     10.1 TERM. This Agreement shall become effective on the Distribution Date (the "Effective Date") and shall continue thereafter until automatically terminated upon exercise or expiration of the Purchase Option or termination pursuant to Section 10.2.

     10.2 OTHER TERMINATION. Either party may, in its discretion, terminate by written notice this Agreement in the event that the other party:

          (a) breaches any material obligation hereunder or under the Product Option Agreement, and such breach continues for a period of sixty (60) days after written notice thereof by the terminating party to the other party; or

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          (b)  enters into any proceeding, whether voluntary or involuntary, in bankruptcy, reorganization of creditor's rights or similar arrangement for the benefit of its creditors.

11.  FORCE MAJEURE.

     11.1 FORCE MAJEURE. Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible after the removal of the cause of such failure or delay.

12.  MISCELLANEOUS.

     12.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a party only if set forth in a writing executed by authorized representatives of such party and referring specifically to the provision alleged to have been amended or waived. A waiver by any party hereto of any terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms and conditions for any similar instance in the future. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     12.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that BioChem may assign such rights and obligations hereunder to an Affiliate of BioChem or to any person or entity with which BioChem is merged or consolidated or which acquires all or substantially all of the assets or issued and outstanding shares in the share capital of BioChem.

     12.3 DISPUTE RESOLUTION. Any controversy, claim or dispute arising out of or relating to this Agreement, including the interpretation, breach, termination or invalidity thereof (a "Dispute") shall be definitively settled by arbitration, in accordance with the provisions on arbitration found in the Code of Civil Procedure of Quebec (the "CCP").

          Prior to resorting to arbitration, the parties shall refer the Dispute to the Chairman of the Board of BioChem and a director of CliniChem who has not been appointed by BioChem for attempted resolution of such Dispute. The party wishing to initiate negotiations shall send to the other party a notice of negotiation, briefly identifying the object of the Dispute. If the parties fail to resolve a Dispute within thirty (30) days of receipt by the second party of such notice of negotiation, each party shall then have the right to refer such Dispute to arbitration, unless the parties agree in writing to extend such thirty (30) day negotiation period. The seat of arbitration shall be in Montreal and the proceedings shall be in English.

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          There shall be three (3) arbitrators.  Each party shall appoint one
(1) arbitrator, and the two (2) arbitrators thus appointed shall designate the third arbitrator within fifteen (15) days of the appointment of the second arbitrator. The third arbitrator shall serve as President of the arbitral tribunal. Should a party fail to designate an arbitrator within the delay specified in the applicable provisions of the CCP, such arbitrator shall be appointed by the highest ranking officer of the Quebec National and International Commercial Arbitration Centre ("Centre"). The two (2) arbitrators thus appointed shall designate the third arbitrator within fifteen (15) days of the appointment of the second arbitrator, failing which the third arbitrator shall be designated by the Centre.

          The arbitral tribunal shall render any final award or decision within thirty (30) days following the completion of evidence and argument on substantive issues in dispute between the parties. The parties recognize and agree that any award rendered by the arbitral tribunal shall be final and binding on the parties who hereby expressly waive, to the fullest extent permitted by law, all rights of appeal or recourse to any court. The apportionment of costs of any arbitration pursuant to this agreement shall be left to the discretion of the arbitral tribunal. Nothing in this article has the effect, or should be interpreted as having the effect of limiting the right of one of the parties to obtain, from a common law court, a seizure before judgment, an injunction or any other extraordinary recourse as defined by the CCP.

     12.4 APPLICATIONS FOR CREDITS. CliniChem authorizes BioChem or any BioChem Affiliate which performs all or part of the research and development activities contemplated by this Agreement to enter into research contracts with third parties in its own name, but on the behalf of CliniChem as agent, and apply in its own name, but on the behalf of CliniChem as agent, for any and all governmental subsidies, credits (including tax credits) or any other incentives related to such research and development activities.

     12.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

     12.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein, and shall be treated in all respects as a Quebec contract.

     12.7 HEADINGS. The section headings contained in sections of this Agreement are included for convenience only and form no part of the Agreement between the parties.

     12.8 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by facsimile and confirmed by registered or certified mail, postage prepaid, and addressed as follows:

     IF TO BIOCHEM:
          BioChem Pharma Inc.
          275 Armand-Frappier Blvd.

          Laval, Quebec, Canada H7V 4A7
          Facsimile: (514) 978-7994
          Attention: Vice-President Legal Affairs and Corporate Secretary

     IF TO CLINICHEM:
          CliniChem Development Inc.
          275 Armand-Frappier Blvd.
          Laval, Quebec, Canada H7V 4A7
          Facsimile: (514) 978-7994
          Attention: General Counsel and Secretary

     All notices shall be deemed to be effective upon receipt unless such notice is delivered or transmitted by facsimile, in which case, if it is delivered or transmitted before 4:00 PM on a business day, it shall be deemed to have been given and received on such day; in any other case, it will be deemed to have been given and received on the first business day following the day on which it is delivered or transmitted by facsimile. Either party may change the address at which notice is to be received by written notice pursuant to this
Section 12.8.

     12.9 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

     12.10 RELATIONSHIP OF THE PARTIES. For purposes of this Agreement, CliniChem and BioChem shall be deemed to be independent contractors, and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute CliniChem and BioChem as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume or be liable for any liabilities or obligations of the other party, whether past, present or future.

     12.11 SURVIVAL. The provisions of Sections 3, 6, 7.3, 12.1, 12.3, 12.6, 12.8, 12.10, and this Section 12.11, and of Section 4 to the extent of obligations under such section relating to periods prior to termination of this Agreement, shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement. Neither party shall be liable to the other for consequential damages (including loss of good will or anticipated profits) due to the termination of this Agreement as provided herein.

     12.12 ENTIRE AGREEMENT. This Agreement, the Technology License Agreement, the Product Option Agreement and the Services Agreement contain the entire agreement and understanding

                            *     *     *     *    *
between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter.

                             *    *    *    *    *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                            BIOCHEM PHARMA INC.

                                            By: _______________________________

                                            Title: _____________________________

                                            By: _______________________________

                                            Title: _____________________________


                                            CLINI CHEM DEVELOPMENT INC.


                                            By: _______________________________

                                            Title: _____________________________

                                            By: _______________________________

                                            Title: _____________________________

                                   EXHIBIT A

to the Research and Development Agreement dated as of the 31st day of March, 1998 by and between BioChem Pharma Inc. and CliniChem Development Inc.

                               CLINICHEM PROGRAMS


                PROGRAM                          FIELD OF USE
-----------------------------------------   ---------------------------
1.   Development of BCH-4556.               Treatment of cancer.

2.   Development of BCH-10652.              Treatment of HIV infection.

3.   Development of AvB3 antagonists to     Treatment of cancer.
     prevent angiogenesis.

4.   The development of a recombinant       To protect against infections by
     protein vaccine to protect against     NEISSERIA MENINGITIDIS.
     infections by NEISSERIA MENINGITIDIS.

5.   The development of a recombinant       To protect against infections by
     protein vaccine to protect against     STREPTOCOCCUS PNEUMONIAE.
     infections by STREPTOCOCCUS
     PNEUMONIAE.

6.   The development of a recombinant       To protect against infections by
     protein vaccine to protect against     NEISSERIA GONORRHOEAE.
     infections by NEISSERIA GONORRHOEAE.

7.   The development of a recombinant       To protect against infections by
     protein vaccine to protect against     HAEMOPHILUS INFLUENZAE non typeable.
     infections by HAEMOPHILUS INFLUENZAE
     non typeable.

8.   The development of a recombinant       To protect against infections by
     protein vaccine to protect against     STREPTOCOCCUS Group B.
     infections by STREPTOCOCCUS Group B.

9.   The development of a recombinant       To protect against infections by
     protein vaccine to protect against     CHLAMYDIA PNEUMONIAE.
     infections by CHLAMYDIA PNEUMONIAE.

                                   EXHIBIT B

     to the Research and Development Agreement dated as of the 31st day of March, 1998 by and between BioChem Pharma Inc. and CliniChem Development Inc.

                 CALCULATION OF RESEARCH AND DEVELOPMENT COSTS

     BioChem shall charge CliniChem for both "direct" and "indirect" Research and Development Costs based on BioChem's internal accounting system, plus five percent (5%). Direct costs shall include fully absorbed costs of labor, third-party contract costs, such as those expenses paid to outside vendors and licensors, raw materials, drug substances, drug products, clinical supplies, compound library, assay acquisition and all other costs which can be directly identified to a CliniChem Program (see Exhibit B1). Indirect costs shall include lease payments, building allocations, equipment allocations, administration services and all other indirect costs. The indirect costs are estimated to be twenty to thirty-five percent (20-35%) of direct costs. The indirect cost allocations are based upon BioChem's historical overhead experience arising from its research and development activities.

                                   EXHIBIT B1

to the Research and Development Agreement dated as of the 31st day of March, 1998 by and between BioChem Pharma Inc. and CliniChem Development Inc.


                     RESEARCH AND DEVELOPMENT DIRECT COSTS

The following is a list of the types of expenses which are considered as "direct" in Exhibit B and would be billable to CliniChem:

Collaborative research agreement payments
Payments for compound supply
Payments forbiologicals, drug substances and drug products
Payments for chemical precursors
Payments for assay acquisitions
Payments for clinical studies
Payments for toxicological, pharmacokinetic studies, process development contracts, manufacturing of batches of vaccines for clinical trials, immunological studies and other outside services
Payments for other BioChem functions (non-R&D) which provide services Payments for investigation or research grants
Payments for consulting services
Hiring expenses, salaries and fringe benefits for people who will work directly on CliniChem projects
Milestone payments to third parties
Project travel, entertainment and related expenses
Capital equipment and other materials purchased exclusively for CliniChem projects
Miscellaneous project expenses
Regulatory and filing fees
Telephone and communications
Patent and trademark expenses including the cost of prosecution, defense and maintenance of intellectual property rights
Software
Payments for clinical research organizations
Payments for monitoring
Payments for data management
Insurance

                                   EXHIBIT B2

to the Research and Development Agreement dated as of the 31st day of March, 1998 by and between BioChem Pharma Inc. and CliniChem Development Inc.


                    RESEARCH AND DEVELOPMENT INDIRECT COSTS

The following is a list of the types of expenses which are considered as "indirect" in Exhibit B and would be billable to CliniChem:


[Salaries and fringe benefits of people managing and supporting those working directly on CliniChem projects

General supplies and chemicals

General information systems and communications support

General equipment depreciation

General facilities depreciation, utilities, rent

Miscellaneous indirect expenses

Miscellaneous general and administrative expenses